Exhibit 5

[Johnson & Johnson Letterhead]

March 11, 2008

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Ladies and Gentlemen:

I am Assistant General Counsel of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to Johnson & Johnson pursuant to a Limited License granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey, and I am expressing no opinion as to the effect of any laws of any other jurisdiction. I am familiar with the registration statement on Form S-3 (the “Registration Statement”) being filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed registration of debt securities and warrants to purchase debt securities of the Company. The terms used herein have the meaning assigned to them in the Registration Statement.

I have reviewed the Company’s Restated Certificate of Incorporation and By-laws and such other corporate records and documents of the Company, including, without limitation, the indenture referred to in the Registration Statement and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed. Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the following opinion:

(a)     The Company is a corporation organized and existing under the laws of the State of New Jersey.

(b)     The Company has full power and authority under the laws of the State of New Jersey and under its Restated Certificate of Incorporation (a) to incur the obligations of the debt securities and the warrants referred to in the Registration Statement in accordance with and subject to the respective terms of the indenture and warrant agreements pursuant to which such securities will be issued and (b) to execute and deliver the indenture and warrant agreements.

(c)      When the debt securities and the warrants have been duly authorized and executed by the Company and authenticated as provided in the indenture and warrant agreements and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and in a prospectus supplement relating to the sale of such securities, the debt securities and the warrants will be binding obligations of the Company in accordance with and subject to the terms thereof and of the indenture and warrant agreements (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, good faith and fair dealing, regardless of whether in a proceeding in equity or at law).

I hereby consent to the use of my name under the caption “Legal Opinions” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ J. J. Bergin
Name: James J. Bergin
Title: Assistant General Counsel